Exhibit 7

Statement regarding computation of ratio of earnings to fixed charges

Tsakos Energy Navigation Limited

Computation of Ratio of Earnings to Fixed Charges

(Expressed in thousands of United States Dollars, except ratios)

	Years Ended December 31,
	2017	2016	2015	2014	2013

Earnings

Income (loss) from continued operations (before noncontrolling interest)	9,185	56,495	158,423	33,718	(38,570)
Add:
Fixed charges	66,495	43,192	33,333	34,788	43,719

Amortization of capitalized interest	1,912	1,422	1,422	1,379	1,357

	77,592	101,109	193,178	69,885	6,506

Less:

Interest capitalized	(445)	(4,015)	(3,430)	(2,384)	(1,945)

	77,147	97,094	189,748	67,501	4,561

Fixed Charges

Interest expensed	61,898	37,436	28,635	31,159	40,673

Interest capitalized	445	4,015	3,430	2,384	1,945

Amortization of loan expenses	4,152	1,742	1,268	1,245	1,101

	66,495	43,193	33,333	34,788	43,719

Preference dividends	23,776	15,875	13,437	8,438	3,676

Fixed Charges and Preference dividends	90,271	59,068	46,770	43,226	47,395

Ratio of Earnings to Fixed Charges	n/a	1.6x	4.1x	1.6x	n/a

Dollar amount of the coverage deficiency	13,124	n/a	n/a	n/a	42,834